Exhibit 10.51

AMENDMENT TO

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment to Change in Control Severance Agreement (this “Amendment”) is made by and between ZIMMER BIOMET HOLDINGS, INC., a Delaware corporation (the “Company”) and _________________________________ (the “Executive”), as of _________________________ (the “Effective Date”). The Company and Executive are hereinafter collectively referred to as the “Parties.”

Recitals

A. The Company and the Executive are parties to that certain Change in Control Severance Agreement made and entered into effective as of __________________ (the “Agreement”); and

B. The Company and the Executive desire to amend the Agreement, to address certain tax provisions; and

C. The Company and the Executive desire to amend the provisions of the Agreement as set forth in this Amendment.

Agreement

In consideration of the above recitals and the mutual covenants and agreements set forth in this Amendment, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Effective as of the Effective Date, Section 3.03 of the Agreement is deleted in its entirety and replaced with the following:

SECTION 3.03. Limitation on Severance Payments.

(a) Notwithstanding any other provision to the contrary, in the event that any Severance Payments paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or other payments and benefits the Executive is entitled to receive, has received or would receive in connection with a “change in ownership or control” as defined in Code Section 280G, whether pursuant to this Agreement or otherwise (collectively, the “Total Payments”) would be subject to any Excise Tax, then, depending on whichever alternative produces the better net after-tax result for the Executive (taking into account any applicable Excise Tax and any other applicable tax), the value of the Total Payments will either:

(i) Be reduced to the extent necessary so that, within the meaning of Code Section 280G(b)(2)(A)(ii), the aggregate present value of the payments in the nature of compensation to (or for the benefit of) the Executive that are contingent on a change in ownership or control under Code Section 280G, do not exceed 2.999 multiplied by the Base Amount. For this purpose, cash payments will be reduced first (if necessary, to zero), and all other, non-cash payments will be reduced next (if necessary, to zero). For purposes of the limitation described in the preceding sentence, the following will not be taken into account: (1) any portion of the Total Payments the receipt or enjoyment of which the Executive effectively waived in writing prior to the Date of Termination, and (2) any portion of the Total Payments that, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2); or

(ii) be paid in full.

For the avoidance of doubt, this Section 3.03(a) shall reduce the Total Payments otherwise payable to the Executive only if doing so would place the Executive in a better net after-tax economic position as compared to not doing so (taking into account any Excise Taxes payable in respect of such Total Payments).

(b) For purposes of this Section 3.03, the determination of whether any portion of the Total Payments would be subject to an Excise Tax will be made by an Accounting Firm selected by the Company and reasonably acceptable to the Executive. For purposes of that determination, the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Code Section 280G(d)(3) and (4).

2. Effective as of the Effective Date, Section 3.04 is amended to add a new subsection (d) to read as follows:

(d) Notwithstanding any other provision to the contrary, if any payments are reduced by the operation of Section 3.03, such reduction in payments shall be first applied to reduce any cash payments that the Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by the Section 409A Standards, the Executive elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Executive to additional taxation under the Section 409A Standards.

3. Executive understands and voluntarily consents to each of the changes to the Agreement as included in this Amendment.

4. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

5. Other than as expressly amended in this Amendment, the Agreement shall continue in full force and effect, as so amended by this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Parties have knowingly executed and delivered this Amendment as of the Effective Date first set forth above.

ZIMMER BIOMET HOLDINGS, INC.

__________________________________________

Name:

Title:

EXECUTIVE

__________________________________________

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